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The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-103721

             SUBJECT TO COMPLETION, DATED JUNE 21, 2004

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 21, 2004)

1,250,000 Shares

California Water Service Group

Common Stock

            We are offering 1,250,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol "CWT." The last reported sale price of our common stock on the New York Stock Exchange on June 17, 2004 was $28.37 per share.

See "Risk Factors" beginning on page 3 of the accompanying prospectus to read about certain factors you should consider before buying our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to California Water Service Group	$	$

            The underwriters may also purchase up to an additional 187,500 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The underwriters expect to deliver the shares on or about June     , 2004.

A.G. EDWARDS

                  JANNEY MONTGOMERY SCOTT LLC

                                    STIFEL, NICOLAUS & COMPANY
                                                          INCORPORATED

J.J.B. HILLIARD, W.L. LYONS, INC.

The date of this prospectus supplement is June     , 2004.

CALIFORNIA WATER SERVICE GROUP – SERVICE AREA

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS
SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

            You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the date of the accompanying prospectus, as applicable.

            This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not be applicable to our common stock. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

            Unless the context otherwise indicates, the words "company," "California Water," "we," "our" and "us" refer to California Water Service Group.

TABLE OF CONTENTS
Prospectus Supplement

Forward-Looking Statements	ii
Summary Information	S-1
Use of Proceeds	S-4
Capitalization	S-4
Price Range of Common Stock and Dividends	S-5
Underwriting	S-6
Legal Matters	S-7
Experts	S-7

Prospectus

About This Prospectus	3
Ratios of Earnings To Fixed Charges and Preferred Stock Dividends	3
Risk Factors	3
Forward-Looking Statements	7
California Water Service Group	9
California Water Service Group—Service Area	10
Use of Proceeds	11
Description of Debt Securities	11
Description of Preferred Stock	18
Description of Common Stock	21
Rights Agreement	22
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law	25
Plan of Distribution	25
Legal Matters	27
Experts	28
Where You Can Find More Information	28

i

FORWARD-LOOKING STATEMENTS

            This prospectus supplement and the documents we have incorporated by reference may contain forward-looking statements. The forward-looking statements are intended to qualify for the "safe harbor" treatment established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the company, the water utility industry and general economic conditions. Words like "expects," "intends," "plans," "believes," "estimates," "assumes," "anticipates," "projects," "predicts," "forecasts" or variations of these words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement. Factors which may cause actual results to be different than expected or anticipated include:

  •
  governmental and regulatory commissions' decisions;

  •
  changes in regulatory commissions' policies or procedures;

  •
  the timeliness of regulatory commissions' actions concerning rate relief;

  •
  new legislation;

  •
  electric power interruptions;

  •
  increases in suppliers' prices and the availability of supplies including water and power;

  •
  fluctuations in interest rates;

  •
  changes in environmental compliance and water quality requirements;

  •
  acquisitions and our ability to successfully integrate acquired companies;

  •
  the ability to successfully implement business plans;

  •
  changes in customer water use patterns;

  •
  the impact of weather on water sales and operating results;

  •
  access to sufficient capital on satisfactory terms;

  •
  civil disturbances or terrorist threats or acts, or apprehension about possible future occurrences of acts of this type;

  •
  restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends;

  •
  the involvement of the United States in war or other hostilities; and

  •
  other risks and unforeseen events.

            When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement and the documents incorporated by reference. We assume no obligation to provide public updates of forward-looking statements.

ii

SUMMARY INFORMATION

            This summary information highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under "Where You Can Find More Information" in the accompanying prospectus. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included under "Risk Factors" and "Forward-Looking Statements" in this prospectus supplement and the accompanying prospectus.

CALIFORNIA WATER SERVICE GROUP

            The company is a holding company whose business is carried on through five wholly-owned operating subsidiaries: California Water Service Company, CWS Utility Services, Washington Water Service Company, New Mexico Water Service Company and Hawaii Water Service Company, Inc. We were formed on December 31, 1997.

            California Water Service Company, Washington Water Service Company, New Mexico Water Service Company and Hawaii Water Service Company, Inc. are regulated public utilities. Their assets and operating revenues currently comprise substantially all of our assets and all of our utility revenues. Their primary business is the production, purchase, storage, purification, distribution and sale of water for domestic, industrial, public and irrigation uses, and for fire protection. Their assets consist of land, buildings, wells, tanks, pipes and equipment necessary for water operations.

            We also provide non-regulated water-related services under agreements with municipalities and other private companies. The non-regulated services include full water system operations, and billing and meter-reading services. Many non-regulated operations are conducted by CWS Utility Services under contracts with other private companies and municipalities. CWS Utility Services operates water systems, leases communication antenna sites, operates recycled water systems, provides meter reading and customer services, and conducts real estate sales of surplus properties.

            California Water Service Company is the largest of the operating companies, representing 96% of our regulated customers and 96% of our operating revenue for the year ended December 31, 2003. It began operations in 1926 and supplies water service to 446,000 customers in 75 California communities through 25 separate water systems or districts. California Water Service Company's 24 regulated systems, which are subject to regulation by the California Public Utilities Commission, serve 439,900 customers. An additional 6,100 customers receive service through a long-term lease of the City of Hawthorne's water system, which is not subject to regulation by the Utilities Commission. The Utilities Commission requires that water rates for each regulated district be independently determined. Rates for the City of Hawthorne system are established in accordance with an operating agreement and are subject to ratification by the City of Hawthorne City Council. Fees for other operating agreements are based on contracts negotiated among the parties.

            Washington Water Service Company was formed in 1999. Its regulated water utility operations are subject to the jurisdiction of the Washington Utilities and Transportation Commission. Washington Water provides domestic water service to 14,700 customers in the Tacoma and Olympia areas.

            New Mexico Water Service Company was formed in 2000. It acquired the assets of Rio Grande Utilities Corporation in July 2002 and National Utility Company in May 2004. Its regulated operations are subject to the jurisdiction of the New Mexico Public Regulation Commission. New Mexico Water provides regulated water and wastewater services to 5,700 customers.

            Hawaii Water Service Company, Inc. was formed in May 2003 with the acquisition of Kaanapali Water Corporation. Hawaii Water provides water service to 500 customers on the island of Maui, including several large resorts and condominium complexes. Its regulated operations are subject to the jurisdiction of the Hawaii Public Utilities Commission. Hawaii Water accounts for less than 1% of the company's total customers and total operating revenue.

THE OFFERING

Company	California Water Service Group
Securities offered	1,250,000 shares of common stock (1)
Number of shares of common stock outstanding after the offering	18,185,796 shares (18,373,296 if the over-allotment option is exercised in full) (2)
New York Stock Exchange listing symbol	CWT
Current indicated annual dividend per share	$1.13 (3)
Use of proceeds	To repay short-term bank borrowings and for general corporate purposes.

(1)
The number of shares of common stock offered does not include up to 187,500 shares of common stock that the underwriters have an option to purchase from us within 30 days of the date of this prospectus supplement to cover over-allotments. Unless we say otherwise, information in this prospectus supplement assumes that the underwriters' over-allotment option will not be exercised.

(2)
Based on 16,935,796 shares of common stock outstanding as of May 30, 2004 and excludes 145,500 shares issuable upon exercise of options outstanding as of May 30, 2004 and an additional 1,350,750 shares reserved for issuance under our Long-Term Incentive Plan.

(3)
Based upon the current quarterly dividend rate of $0.2825 per share annualized. Future dividends may be declared and paid at the discretion of our board of directors and will depend on our future earnings, financial condition and other factors.

SELECTED HISTORICAL FINANCIAL INFORMATION

            The table below presents selected consolidated income statement and balance sheet data of the company and its subsidiaries. We derived this information from our audited financial statements for the years ended December 31, 2001 through December 31, 2003 and our unaudited financial statements for the three-month periods ended March 31, 2003 and March 31, 2004. This information is only a summary. You should read it in connection with our historical financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference in this document. See "Where You Can Find More Information" on page 28 of the accompanying prospectus.

	Three Months Ended March 31, (a)		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
	(In thousands, except per share data)
Income Statement Data:
Operating revenue	$60,240	$51,310	$277,128	$263,151	$246,820
Net operating income	5,391	2,624	30,234	30,747	25,704
Net income (loss)	1,446	(768)	19,417	19,073	14,965
Weighted average common shares outstanding:
Basic	16,932	15,182	15,882	15,182	15,182
Diluted	16,953	15,182	15,893	15,185	15,186
Per Share Data:
Earnings (loss) per share:
Basic	$0.08	$(0.05)	$1.21	$1.25	$0.98
Diluted	$0.08	$(0.05)	$1.21	$1.25	$0.97
Dividends declared per share of common stock	$0.28250	$0.28125	$1.125	$1.120	$1.115
	As of March 31,		As of December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
	(In thousands)
Balance Sheet Data:
Total assets	$873,902	$815,324	$873,035	$798,478	$710,214
Short-term borrowings	9,800	31,577	6,454	36,379	22,000
Current maturities of long-term debt	904	1,000	904	1,000	5,381
Capitalization:
Long-term debt, less current maturities	$272,042	$270,075	$272,226	$250,365	$202,600
Preferred stock	3,475	3,475	3,475	3,475	3,475
Common stockholders' equity	241,149	194,141	244,524	199,217	196,619

Total capitalization	$516,666	$467,691	$520,225	$453,057	$402,694

(a)
Our business is seasonal in nature and therefore results for the three-month period are not necessarily indicative of results to be expected for the full year.

USE OF PROCEEDS

            Our net proceeds from the sale of the shares of our common stock in this offering (after deducting the estimated underwriting discount and estimated offering expenses of $165,000 that we will pay) will be approximately $34.0 million ($39.1 million if the underwriters' over-allotment option is exercised in full). We expect to use the net proceeds from this offering initially to repay short-term bank borrowings and to invest in short-term money market instruments pending their use primarily for capital expenditures, and secondarily for general corporate purposes, including acquisitions. We incurred our short-term bank borrowings pursuant to our revolving credit facilities which bear interest at either the prime rate or the London Interbank Offered Rate at our option, minus a margin of 0.25% to 0.75% in the case of prime rate borrowings and plus a margin of 1.00% to 1.50% in the case of borrowings at the London Interbank Offered Rate, as set by the terms of the facilities. We anticipate reborrowing amounts under our revolving credit facilities to fund our construction program.

CAPITALIZATION

            The following table sets forth our cash and cash equivalents, short-term borrowings and capitalization as of March 31, 2004 on an actual basis and on an as adjusted basis reflecting the sale of the shares of our common stock offered pursuant to this prospectus supplement at an assumed public offering price of $28.37 per share, after deducting the estimated underwriting discount and estimated offering expenses that we will pay, assuming no exercise of the underwriters' over-allotment option, and the application of a portion of the net proceeds to repay short-term debt.

	As of March 31, 2004
	($ in thousands)
	Actual	% of Capitalization	As Adjusted	% of Capitalization
Cash and cash equivalents	$2,086		$26,254

Short-term borrowings	$9,800		$—

Capitalization:
Long-term debt, less current maturities	$272,042	52.6%	$272,042	49.4%
Preferred stock	3,475	0.7	3,475	0.6
Common stockholders' equity	241,149	46.7	275,117	50.0

Total capitalization	$516,666	100.0%	$550,634	100.0%

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

            Our common stock is listed on the New York Stock Exchange under the symbol "CWT." The following table sets forth the high and low closing sale prices, as reported on the New York Stock Exchange, and the cash dividends declared on our common stock for the periods indicated.

	Common Stock
Period
	High	Low	Dividends
2002:
First Quarter	$26.25	$23.20	$0.28000
Second Quarter	26.69	23.40	0.28000
Third Quarter	26.45	21.60	0.28000
Fourth Quarter	25.95	23.65	0.28000
2003:
First Quarter	$26.27	$23.92	$0.28125
Second Quarter	30.97	25.66	0.28125
Third Quarter	29.88	25.20	0.28125
Fourth Quarter	27.99	25.57	0.28125
2004:
First Quarter	$29.99	$27.25	$0.28250
Second Quarter (through June 17, 2004)	30.15	26.60	N/A

            On June 17, 2004, the last reported sale price of our common stock on the NYSE was $28.37 per share. As of June 17, 2004, there were approximately 4,500 holders of record of our common stock.

Dividend Policy

            We have paid a cash dividend on our common stock every year for 59 years and have increased the dividend for the last 37 consecutive years.

            Future dividends may be declared and paid at the discretion of our board of directors and will depend on our future earnings, financial condition and other factors. Our ability to pay dividends depends in part upon whether we receive dividends from our operating subsidiaries. Public utility commissions that regulate most of our subsidiaries may effectively restrict the payment of dividends to us by our subsidiaries. Our ability to pay dividends also depends in part on whether we may legally do so under the law of Delaware, our state of incorporation. After all cumulative dividends are declared and paid or set apart on our Series C Preferred Stock and on any other series of preferred stock which may be outstanding in the future, our board may declare any additional dividends on our common stock out of our surplus or net profits as in its discretion may seem proper. Various financing arrangements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Our board considers the declaration of a dividend each quarter. We cannot assure you that we will pay a dividend at any time in the future or that we will raise the level of dividends in the future.

UNDERWRITING

            Subject to the terms and conditions contained in an underwriting agreement and related terms agreement (collectively, the "underwriting agreement"), we have agreed to sell to the several underwriters named below, and each underwriter has severally agreed to purchase from us, the respective number of shares of common stock set forth opposite the name of such underwriter in the table below:

Underwriter	Number of Shares
A.G. Edwards & Sons, Inc.
Janney Montgomery Scott LLC
Stifel, Nicolaus & Company, Incorporated
J.J.B. Hilliard, W.L. Lyons, Inc.

Total

            The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

            We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

            The shares of common stock have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

            Over-allotment Option.    We have granted the underwriters a 30-day option to purchase on a pro rata basis up to 187,500 additional shares at the public offering price less the underwriting discount. The option may be exercised only to cover any over-allotments of common stock offered by this prospectus supplement and the accompanying prospectus.

            Offering Price, Concessions and Reallowances.    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a concession of $        per share. The underwriters and selling group members may allow a discount of not more than $        per share on sales to other broker-dealers. After the initial public offering of the shares, the public offering price and concession and discount to broker-dealers may be changed.

            The following table summarizes the underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Paid by California Water Service Group	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

            We estimate that the total expenses of this offering to be paid by us, except for the underwriting discount, will be approximately $165,000.

            Restrictions on Sales of Similar Securities.    We have agreed that, for a period of 60 days after the date of this prospectus supplement, we will not, without A.G. Edwards & Sons, Inc.'s prior written consent, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any of our common stock or any security convertible or exchangeable into or exercisable for our common stock. However, we may issue common stock or related equity-based awards under our employee or director benefit plans and under our Dividend Reinvestment and Stock Purchase Plan. Our directors and executive officers have entered into lock-up agreements with the underwriters whereby they have agreed that they will not, without the prior written consent of A.G. Edwards & Sons, Inc., offer, sell or otherwise dispose of any shares of our common stock for a period ending 60 days after the date of this prospectus supplement.

            Price Stabilization and Short Positions.    In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares which they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

            In general, purchases to stabilize the price or to reduce a short position could cause the market price of the stock to be higher than it otherwise might be. Penalty bids might also have an effect on the price of a security to the extent that it were to discourage resales of the security. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

            Other Relationships.    In the ordinary course of business, certain of the underwriters and their affiliates have provided and continue to provide financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees.

LEGAL MATTERS

            Bingham McCutchen LLP, San Francisco, California will issue a legal opinion for us with respect to the validity of the common stock offered hereby. Certain legal matters will be passed upon for the underwriters by Chapman and Cutler LLP, Chicago, Illinois.

EXPERTS

            The consolidated financial statements and schedule of California Water Service Group as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

CALIFORNIA WATER SERVICE GROUP
 1720 North First Street
San Jose, CA 95112
408-367-8200

$74,062,500
Debt Securities, Preferred Stock and Common Stock

            California Water Service Group plans to offer to the public from time to time:

  •
  our unsecured debt securities consisting of debentures, notes or other evidences of indebtedness;

  •
  our preferred stock; and

  •
  our common stock.

            Our common stock trades on the New York Stock Exchange under the symbol "CWT."

            This prospectus provides you with a general description of the securities we may offer. We may offer the securities as separate series, in amounts, prices and on terms determined at the time of the sale. When we offer securities, we will provide a prospectus supplement or a term sheet describing the terms of the specific securities offered, including the offering price. You should read both this prospectus and any prospectus supplement or term sheet, together with the additional information described under the heading "Where You Can Find More Information" beginning on page 28 of this prospectus, before you make your investment decision.

            We will sell the securities to underwriters or dealers, through agents, or directly to investors.

            Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or term sheet.

            The date of this prospectus is June 21, 2004

ABOUT THIS PROSPECTUS

            This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the registration statement, and in any prospectus supplement or term sheet, in one or more offerings up to a total dollar amount of $120,000,000. In August 2003, we sold common stock to the public in the amount of $45,937,500 under the shelf process. As of the date of this prospectus, the amount of securities remaining for sale under the registration statement is $74,062,500.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

            The following table sets forth our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods shown. For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and, with respect to the ratio of earnings to fixed charges and preferred stock dividends, preferred stock dividend requirements.

		Year Ended December 31,
	Twelve Months ended March 31, 2004
		2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges	2.76	2.54	2.64	2.41	3.00	3.42
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.72	2.51	2.60	2.37	2.95	3.36

RISK FACTORS

Our business is heavily regulated and decisions by regulatory commissions and changes in laws and regulations can significantly affect our business.

            California Water Service Company, New Mexico Water Service Company, Washington Water Service Company and Hawaii Water Service Company, Inc. are regulated public utilities which provide water service to our customers. The rates that the companies charge their water customers are subject to the jurisdiction of the regulatory commission in the states in which we operate. These commissions set water rates for each operating district independently because the systems are not interconnected. The commissions authorize us to charge rates which they consider to be sufficient to recover our normal operating expenses, to provide funds for adding new or replacing water infrastructure, and to allow us to earn what the commissions consider to be a fair and reasonable return on our invested capital.

            Our ability to meet our financial objectives is dependent upon the rates authorized by the commissions. We periodically file rate increase applications with the commissions. The ensuing administrative and hearing process may be lengthy and costly. We can provide no assurances that our rate increase requests will be granted by the commissions. Even if approved, there is no guarantee that approval will be given in a timely manner or at a sufficient level to cover our expenses and provide a reasonable return on our investment. If the authorized rates are insufficient to cover operating expenses and capital expenditure requirements, and allow a reasonable return on invested capital, or the rate increase decisions are delayed, our earnings may be adversely affected.

Our liquidity and earnings could be adversely affected by increases in electricity prices.

            Purchased power expense represents electricity purchased to operate the wells and pumps which are needed to supply water to our customers. Purchased power is a significant operating expense. During 2003 and 2002, purchased power expense represented 8.9% and 9.9% of our total operating costs. These costs can and do increase unexpectedly and in substantial amounts, as occurred in California during 2001 when rates we paid for electricity increased 48%. The increases are beyond our control. California regulation regarding recovery of increases in electric rates changed in 2001. For over 20 years prior to 2001, the California Public Utilities Commission allowed recovery of electric rate increases under its operating rules. However, in 2001, the commission revised its rules and deferred our recovery of the higher electric costs until the filing of a general rate case. In 2003, the California Public Utilities Commission granted recovery of a majority of these higher costs incurred up to November, 2001. The remainder of these costs are expected to be granted recovery by the California Public Utilities Commission subject to certain limitations.

            In a June 2003 decision, the Commission authorized water utilities to request recovery of "balancing-type memorandum accounts," which are primarily comprised of higher electricity costs incurred between November 29, 2001 and December 31, 2002. Unlike the recovery of costs for the period prior to November 29, 2001, recovery for balances accrued during this period will be subject to certain limitations. The primary limitation is that recovery will not be allowed if a district earned more than its authorized rate of return during that period. As of June 17, 2004, the Commission's approval has not yet been received related to these expenses. For 2003, we incurred certain expenses that may be eligible for recovery in balancing-type memorandum accounts. As these costs will be subject to a limitation test, we cannot estimate the amount that will be recoverable at this time. At March 31, 2004, the amount included in the offsetable expense accounts not yet authorized for recovery was approximately $9,100,000. This amount may be adjusted depending on decisions by the California Public Utilities Commission. Prior to the June 2003 decision, water utilities had not been allowed to request recovery of increased electricity costs for this period at all.

            We cannot provide assurance that we will be allowed to recover all electric rate increases. The inability to recover the higher costs affects our cash flows and can affect our capital resources and liquidity. Also, it may adversely affect profit margins, unless the regulatory commission authorizes us to seek reimbursement of those costs from our customers.

Changes in water supply costs directly affect our earnings.

            The cost to obtain water for delivery to our customers varies depending on the sources of supply, wholesale suppliers' prices and the quantity of water produced to supply customer water usage. Our source of supply varies by operating district. Certain districts obtain all of their supply from wells, some districts purchase all of the supply from wholesale suppliers and other districts obtain the supply from a combination of well and purchased sources. A small portion of the supply is from surface sources and processed through company-owned water treatment plants. On average, slightly more than half of the water delivered to customers is pumped from wells or received from a surface supply with the remainder purchased from wholesale suppliers. During 2003 and 2002, the cost of purchased water for delivery to customers represented 32.7% and 33.0% respectively, of our total operating costs.

            Wholesaler water suppliers may increase their prices for water delivered to us based on factors that affect their operating costs. As with electric rates, purchased water rate increases are beyond our control. In California, our ability to recover increases in the cost of purchased water is subject to decisions by the regulatory commission. The same process for recovering purchased power rate increases applies to our ability to recover purchased water cost increases. The changes in the commission's rules regarding recovery of electricity rate increases apply to our recovery of higher purchased water costs. If we are not allowed to recover the higher costs, our cash flows and our capital resources and liquidity can be negatively impacted. Also, our profit margins may be adversely affected, unless the commissions allow us to seek reimbursement of those costs from our customers.

Environmental regulation has increased, and is expected to continue to increase, our operating costs.

            Our water and wastewater services are governed by various federal and state environmental protection and health and safety laws and regulations. These provisions establish criteria for drinking water and for discharges of water, wastewater and airborne substances. If we violate these provisions, we could be subject to substantial fines or otherwise sanctioned.

            Environmental laws are complex and change frequently. They have tended to become more stringent over time. As new or stricter standards are introduced, they could raise our operating costs. There can be no assurance that the commissions would approve rate increases to enable us to recover these additional compliance costs.

            We are required to test our water quality for certain chemicals and potential contaminants on a regular basis. If the test results indicate that we exceed allowable limits, we may be required either to commence treatment to remove the contaminant or to develop an alternate water source. Either of these results may be costly, and there can be no assurance that the commissions would approve rate increases to enable us to recover these additional compliance costs.

            All of the above factors may have a material adverse effect on our business, financial position and results of operations.

The adequacy of our water supplies depends upon a variety of factors beyond our control. Interruption in the water supply may adversely affect our earnings.

            We depend on an adequate water supply to meet the present and future needs of our customers. Whether we have an adequate supply varies depending upon a variety of factors, including:

  •
  rainfall;

  •
  the amount of water stored in reservoirs;

  •
  underground water supply from which well water is pumped;

  •
  changes in the amount of water used by our customers;

  •
  water quality;

  •
  legal limitations on water use, such as rationing restrictions during a drought; and

  •
  population growth.

            Also, the water business is seasonal. The normal water use pattern within our service territories sees the highest customer usage and highest revenue during the warmer summer months due primarily to increased summer usage for watering outside landscape, cooling and swimming pools. Customer usage and revenue are lower during the cool, rainy winter months. Demand also varies with rainfall levels. If summer temperatures are cooler than normal or the rainy season extends into the summer months or begins early in the fall months, any of these factors can cause a decline in customer usage and result in lower revenue.

            Drought conditions may affect our ability to serve our current and future customers, and may affect our customers' use of water. Restrictions imposed on the amount of water customers are allowed to use during a drought may result in decreased customer billings. Customers may use less water even after a drought has passed because of conservation patterns developed during the drought or lower use for any reason could lead to continued lower revenue.

            Since the September 11, 2001 terrorist attacks, we have heightened security at our facilities and taken added precautions for the safety of our employees and water we deliver to our customers. We have also assigned a high priority to completing work necessary to comply with new Environmental Protection Agency requirements concerning security of water facilities. These actions have increased our costs.

            All of these factors may adversely affect our earnings and financial condition.

Our business requires significant capital expenditures and may suffer if we fail to secure appropriate funding.

            The water utility business is capital-intensive. We invest significant sums to add or replace property, plant and equipment. We fund these projects from cash received from operations and funds received from developers. We also borrow funds from banks under short-term bank lending arrangements. We may seek to meet our long-term capital needs by raising equity through common or preferred stock issues or issuing debt obligations.

            Water shortages may adversely affect us by causing us to rely on more purchased water. This could cause increases in capital expenditures needed to build pipelines to secure alternative water sources.

            Our rate increase applications are designed to recover our investments in utility plant. We cannot assure you that the rates the commissions will allow us to charge will be sufficient for this purpose.

            Moody's Investor Services, Inc. and Standard & Poor's Ratings Services issue ratings on California Water Service Company's ability to repay debt obligations. The credit rating agencies could downgrade our credit rating based on reviews of our financial performance and projections or upon the occurrence of other events that could impact our business outlook. In 2002, Moody's and Standard & Poor's did lower the ratings on California Water Service Company's first mortgage bonds. In 2003, Moody's placed its rating on California Water Service Company's first mortgage bonds on review for possible downgrade. In February 2004, Moody's issued a report lowering California Water Service Company's senior secured debt from A1 to A2 and noted the rating as stable. In November 2003, Standard & Poor's issued a report keeping its rating of A+, but changing its outlook from stable to negative. Both cited concerns about the lack of timely rate relief from the California Public Utilities Commission and the projected capital expenditure requirements for water infrastructure and environmental compliance needs. Moody's also issued a report about the water industry, citing the difficulties small operators face in financing needed capital expenditures and delays in commission rulings as two main concerns. As of the date of this prospectus, Standard & Poor's has not made any revisions to its outlook or ratings in 2004. The rating actions were attributed to delays in receipt of decisions by the California Public Utilities Commission for rate increase applications and ongoing capital expenditures to maintain water infrastructure and meet environmental compliance requirements. A downgrade could increase our cost of capital by causing potential investors to require a higher interest rate due to a perceived risk increase related to our ability to repay outstanding debt obligations. Lower ratings by the agencies could also restrict our ability to access equity and debt capital. We cannot assure you that the rating agencies will maintain ratings which allow us to borrow under advantageous conditions and at reasonable interest rates.

            We cannot assure you that our existing funding sources will continue to be adequate or that the cost of funds will remain at levels permitting us to remain profitable.

            Any of these factors may have an adverse effect on our earnings and financial condition.

Risks associated with potential acquisitions or divestitures or restructuring may adversely affect us.

            We may seek to acquire or invest in other companies, technologies, services or products that complement our business. We cannot assure you that we will succeed in finding attractive acquisition candidates or investments. These transactions may result in the issuance of equity securities that could be dilutive if the acquisition or business opportunity does not develop in accordance with our business plan. They may also result in significant write-offs and an increase in our debt. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

            Any of these transactions could involve numerous additional risks. For example, we may experience difficulty in getting required regulatory approvals. We may also have difficulty assimilating a new business or separating old businesses. Transactions such as these may also divert management's attention from other business concerns and otherwise disrupt our business. We might see a loss of key employees from our acquisition targets and as a result the integration of the new business opportunity into our existing business might be more difficult.

            All of these events may have a material adverse effect on our business. There can be no assurance that we will be successful in overcoming these or any other significant risks encountered.

FORWARD-LOOKING STATEMENTS

            This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference may contain forward-looking statements. The forward-looking statements are intended to qualify for the "safe harbor" treatment established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the company, the water utility industry and general economic conditions. Words like "expects," "intends," "plans," "believes," "estimates," "assumes," "anticipates," "projects," "predicts," "forecasts" or variations of these words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement. Factors which may cause actual results to be different than expected or anticipated include:

  •
  governmental and regulatory commissions' decisions;

  •
  changes in regulatory commissions' policies or procedures;

  •
  the timeliness of regulatory commissions' actions concerning rate relief;

  •
  new legislation;

  •
  electric power interruptions;

  •
  increases in suppliers' prices and the availability of supplies including water and power;

  •
  fluctuations in interest rates;

  •
  changes in environmental compliance and water quality requirements;

  •
  acquisitions and our ability to successfully integrate acquired companies;

  •
  the ability to successfully implement business plans;

  •
  changes in customer water use patterns;

  •
  the impact of weather on water sales and operating results;

  •
  access to sufficient capital on satisfactory terms;

  •
  civil disturbances or terrorist threats or acts, or apprehension about possible future occurrences of acts of this type;

  •
  restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends;

  •
  the involvement of the United States in war or other hostilities; and

  •
  other risks and unforeseen events.

            When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference. We assume no obligation to provide public updates of forward-looking statements.

CALIFORNIA WATER SERVICE GROUP

            The company is a holding company whose business is carried on through five wholly-owned operating subsidiaries: California Water Service Company, CWS Utility Services, Washington Water Service Company, New Mexico Water Service Company and Hawaii Water Service Company, Inc. We were formed on December 31, 1997.

            California Water Service Company, Washington Water Service Company, New Mexico Water Service Company and Hawaii Water Service Company, Inc. are regulated public utilities. Their assets and operating revenues currently comprise substantially all of our assets and all of our utility revenues. Their primary business is the production, purchase, storage, purification, distribution and sale of water for domestic, industrial, public and irrigation uses, and for fire protection. Their assets consist of land, buildings, wells, tanks, pipes and equipment necessary for water operations.

            We also provide non-regulated water-related services under agreements with municipalities and other private companies. The non-regulated services include full water system operations, and billing and meter-reading services. Many non-regulated operations are conducted by CWS Utility Services under contracts with other private companies and municipalities. CWS Utility Services operates water systems, leases communication antenna sites, operates recycled water systems, provides meter reading and customer services, and conducts real estate sales of surplus properties.

            California Water Service Company is the largest of the operating companies, representing 96% of our regulated customers and 96% of our operating revenue for the year ended December 31, 2003. It began operations in 1926 and supplies water service to 446,000 customers in 75 California communities through 25 separate water systems or districts. California Water Service Company's 24 regulated systems, which are subject to regulation by the California Public Utilities Commission, serve 439,900 customers. An additional 6,100 customers receive service through a long-term lease of the City of Hawthorne's water system, which is not subject to regulation by the Utilities Commission. The Utilities Commission requires that water rates for each regulated district be independently determined. Rates for the City of Hawthorne system are established in accordance with an operating agreement and are subject to ratification by the City of Hawthorne City Council. Fees for other operating agreements are based on contracts negotiated among the parties.

            Washington Water Service Company was formed in 1999. Its regulated water utility operations are subject to the jurisdiction of the Washington Utilities and Transportation Commission. Washington Water provides domestic water service to 14,700 customers in the Tacoma and Olympia areas.

            New Mexico Water Service Company was formed in 2000. It acquired the assets of Rio Grande Utilities Corporation in July 2002 and National Utility Company in May 2004. Its regulated operations are subject to the jurisdiction of the New Mexico Public Regulation Commission. New Mexico Water provides regulated water and wastewater services to 5,700 customers.

            Hawaii Water Service Company, Inc. was formed in May 2003 with the acquisition of Kaanapali Water Corporation. Hawaii Water provides water service to 500 customers on the island of Maui, including several large resorts and condominium complexes. Its regulated operations are subject to the jurisdiction of the Hawaii Public Utilites Commission. Hawaii Water accounts for less than 1% of the company's total operating revenue.

CALIFORNIA WATER SERVICE GROUP – SERVICE AREA

USE OF PROCEEDS

            We intend to add the net proceeds from the sale of the securities to our general funds to be used for general corporate purposes, which may include investment in subsidiaries, working capital, capital expenditures, repayment of short-term borrowings, refinancing of existing long-term debt, acquisitions and other business opportunities.

DESCRIPTION OF DEBT SECURITIES

            The debt securities will be unsecured and will rank on parity with all our other unsecured and unsubordinated indebtedness. We may issue debt securities in one or more series under an indenture between us and U.S. Bank National Association, as trustee. The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The following description summarizes the material terms of the debt securities and we refer you to the indenture for the full text, which we incorporate by reference. The indenture will be subject to and governed by the Trust Indenture Act of 1939. The indenture and the debt securities will also be governed by and construed in accordance with the laws of the State of California.

The Debt Securities

            The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.

            The debt securities are obligations exclusively of California Water Service Group. As a holding company, we have no material assets other than our ownership of the common stock of our subsidiaries. Unless we say otherwise in a prospectus supplement or term sheet, we will rely entirely upon distributions and other amounts received from our subsidiaries to meet the payment obligations under the debt securities.

            Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the debt securities or otherwise to make any funds available to us. This includes the payment of dividends or other distributions or the extension of loans or advances, unless we say otherwise in a prospectus supplement or term sheet. Public utility commissions that regulate most of our subsidiaries may effectively restrict the payment of dividends to us by our subsidiaries.

            Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities of the subsidiaries and upon the subsidiaries' earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the debt securities would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the debt securities are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors.

            We will issue debt securities only in fully registered form, without coupons and, generally, in denominations of $1,000 or multiples of $1,000. Payments on debt securities will be payable at the corporate trust office of U.S. Bank National Association in San Francisco, California.

            Each time we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the amount, price and other terms of those debt securities. Terms may include:

  •
  the title of the debt securities;

  •
  any limit on the total principal amount of the debt securities;

  •
  the person to whom interest on a security is payable, if other than the person in whose name the security is registered;

  •
  the date or dates on which principal of a series of the securities is payable;

  •
  the rate or rates at which the debt securities will bear interest, if any, or the method by which the rate or rates will be determined;

  •
  the record dates and payment dates or the method by which record dates and payment dates will be determined;

  •
  the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

  •
  the terms and conditions, if any, on which we may choose to redeem the debt securities, including the amount of any premium we must pay;

  •
  any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or similar provision, or at the option of the holder, and the terms and conditions on which the debt securities may be redeemed or purchased because of that obligation;

  •
  the denominations in which we may issue the securities, if other than $1,000 and integral multiples of $1,000;

  •
  the portion of the principal amount of the debt securities that will be payable if the maturity date is accelerated (if the amount will be different from the principal amount);

  •
  the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;

  •
  if either the company or a holder may elect to have payment on the securities made in a currency other than that in which the securities are stated to be payable, the time within which and the terms and conditions on which the company or holder may make the election;

  •
  any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any of these amounts;

  •
  the manner, if any, in which we may discharge our obligation on the securities by establishing a trust fund to be used for payment of the securities in full;

  •
  whether we will issue any debt securities in whole or in part in the form of one or more global securities;

  •
  if we issue global securities, the identity of the depositary for the global securities and any provisions regarding the transfer, exchange or legending of any global security (if they are different from those described below); and

  •
  other material terms of the debt securities.

            We may offer and sell debt securities at a substantial discount below their principal amount. If so, we will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars in the relevant prospectus supplement or term sheet. We will also describe the amount payable on these securities if our obligation to repay the securities is accelerated for any reason.

            If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the trustee will deliver the global securities to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities. The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. Neither the company, nor the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security. They will also not be responsible for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

            We will pay any interest due on any debt security to the person in whose name the debt security is registered at the close of business on the regular record date for interest. If we fail to pay interest on the relevant due date we will make payment to anyone who holds the debt security at a future date which the trustee will choose. The trustee will send notice of the payment to all those who hold the debt security on a date which the trustee will determine. That date will be at least 10 days before the payment date.

Registration

            The trustee will maintain a register of holders of debt securities and of transfers of debt securities. You may exchange debt securities or register transfers of debt securities at the trustee's office. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

Satisfaction and Discharge of the Indenture

            We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

Remedies

            An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of that series or otherwise modified or deleted in a supplemental indenture):

  •
  we fail to pay any interest on any debt security of that series when due, and the failure has continued for 30 days;

  •
  we fail to pay principal of or premium, if any, on any debt security of that series when due;

  •
  we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and the failure has continued for 60 days after we receive written notice as provided in the indenture;

  •
  events of bankruptcy, insolvency or reorganization; and

  •
  any other event defined as an event of default with respect to debt securities of a particular series.

            If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities which are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

            Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to any provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

            The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on a debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to sue to enforce any of these payments.

            We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been a default, specifying each default and its status.

The Trustee

            The company has appointed U.S. Bank National Association, a national banking association, to serve as trustee. We or a majority of the holders of the debt securities may replace the trustee for certain reasons provided in the indenture. The trustee is to carry out those duties assignable to it under the indenture. The trustee assumes no responsibility for the nature, contents, accuracy or completeness of the information set forth in this prospectus or any relevant prospectus supplement or for the recitals contained in the indenture or the debt securities issued under the indenture, or for the validity, sufficiency, or legal effect of any of these documents.

            Furthermore, the trustee has no oversight responsibility and is not accountable for our use or application of any of the debt securities the trustee authenticates or delivers, or for our use or application of the proceeds of the debt securities. The trustee has not evaluated the risks, benefits, or propriety of any investment in the debt securities.

            The trustee currently provides trustee services to our subsidiaries in the ordinary course of business under other indentures. The trustee does not provide commercial banking services to us or our subsidiaries.

Consolidation, Merger, Conveyance or Transfer

            We will not consolidate with or merge into any other corporation, or convey, transfer or lease all or substantially all of our properties and assets to any individual or organization, unless:

  •
  the surviving or transferee entity is a corporation organized and existing under the laws of the United States or any state or the District of Columbia, and expressly assumes, by a supplemental indenture, all of the obligations of the company under the indenture and the securities;

  •
  no event of default and no event which, after notice or lapse of time or both, exists at the time of the proposed transaction or would occur as a result of the transaction; and

  •
  the company provides the trustee an Officers' Certificate and an Opinion of Counsel to the effect that the transaction complies with all applicable provisions of the indenture.

            When our successor assumes our obligations under the indenture and the debt securities, and when any other conditions required by the indenture are satisfied, the successor will succeed to and be substituted for us under the indenture.

Modification; Supplemental Indentures

            The indenture provides that the company and the trustee may enter into supplemental indentures without the consent of any holders for the following purposes:

  •
  to reflect a merger, transfer of assets or similar transaction and the assumption of our obligations under the indenture and the securities by the surviving or transferee entity;

  •
  to add provisions for the benefit of holders of one or more series of securities;

  •
  to add additional events of default under the securities;

  •
  to add or change provisions needed to facilitate the issuance of securities as certificated or global securities;

  •
  to provide collateral as security for repayment of the securities;

  •
  to establish the forms or terms of securities as permitted under the indenture;

  •
  to reflect appointment of a successor trustee or to facilitate administration of the indenture by more than one trustee; and

  •
  to cure any ambiguity or inconsistency in the indenture; provided the change does not adversely affect the interests of holders of the securities in any material respect.

            We and the trustee may modify or amend the terms of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and a majority in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

  •
  change the date stated on the debt security on which any payment of principal or interest is stated to be due; reduce the principal amount or any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof; change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security; or impair the right to bring suit to enforce any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or

  •
  reduce the percentage in principal amount of outstanding debt securities of any series which must consent in order to effect any modification or amendment of the indenture, any waiver of compliance with any provisions of the indenture or any waiver of defaults under the indenture; or

  •
  modify any provisions relating to holder consent to amendments, except to increase the percentage of holders required to approve an amendment or to prohibit any amendment without the approval of all affected holders.

Covenants

            We undertake certain agreements or commitments, including agreements to do the following:

  •
  punctually make payments on the debt securities;

  •
  maintain one or more offices at which debt securities can be presented for payment and registration;

  •
  act as, or appoint a third party as, paying agent for one or more series of the securities;

  •
  hold the trustee harmless from any loss or claim arising out of activities of the paying agent;

  •
  provide the paying agent with sufficient funds to make required payments when due under the securities;

  •
  give the trustee written notice of any event of default under the indenture within 30 days of its occurrence;

  •
  maintain our properties in good condition, subject to ordinary wear and tear;

  •
  file all required tax returns and pay taxes, assessments and other governmental charges as they become due and payable; and

  •
  maintain our corporate existence and all rights and franchises necessary for the operation of our business.

            Unless a prospectus supplement or term sheet provides differently, there are no provisions which limit our ability to incur debt or which protect holders of debt securities if we were to engage in a highly leveraged or similar transaction or in the event of a change in control of the company.

Redemption

            The indenture has provisions for redemption of any series of securities that is redeemable before its stated maturity date. If we elect to redeem a series, we will give the trustee at least 60 days' notice. If less than all securities of like tenor are to be redeemed, the trustee shall select the securities to be redeemed in a manner the trustee deems fair and appropriate. The company or the trustee must give holders of securities to be redeemed written notice of certain items required under the indenture, by first class mail not less than 30 and not more than 60 days before the redemption date. After notice of redemption is given, the securities selected for redemption become due and payable, and cease to bear interest, on the redemption date, except that if the company fails to make the required payment to redeem securities selected for redemption, those securities shall continue to bear interest until paid. If securities are redeemed only in part, the company will, upon surrender of the security and at no charge to the holder, issue to the holder a like security for the unredeemed portion of the security so surrendered.

            If a series of securities is redeemable, the applicable prospectus supplement or term sheet will disclose that fact.

            If we plan to redeem the debt securities, before the redemption occurs, we are not required to:

  •
  issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

  •
  after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except, if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder requests.

Sinking Funds

            One or more series of the securities may provide for mandatory or optional sinking fund payments for the retirement of a series of securities. The company may satisfy sinking fund payment obligations by delivering securities of such series previously redeemed from the holders and not previously credited toward sinking fund payment obligations. The company must give the trustee at least 60 days' notice of the portion of a sinking fund payment that is to be satisfied by payment in cash and the portion that is to be satisfied by delivering and crediting securities.

Defeasance of Debt Securities

            Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, the company may be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. These conditions include the deposit with the trustee, in trust for this purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on the stated maturity date of these payments or upon redemption, as the case may be, in accordance with the terms of the indenture and the debt securities.

            The company must deliver to the trustee an opinion of counsel that either the proposed defeasance qualifies as a reorganization under federal tax law and the debt securities defeased qualify as securities for the purposes of Section 354 of the Internal Revenue Code, as amended, or the defeasance will not result in income tax liability to the trustee or the holders of the debt securities defeased as a result of a deemed exchange under Treasury Regulations Section 1.1001-3 or any successor regulation.

DESCRIPTION OF PREFERRED STOCK

            The following is a summary of the terms of the shares of preferred stock. Our charter and by-laws contain the full terms of the preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock.

Shares Authorized and Shares Outstanding

            As of the date of this prospectus, we had 380,000 shares of authorized preferred stock, of which 139,000 shares designated as 4.4% Series C Preferred Stock, $25 par value, were issued and outstanding. The remaining 241,000 shares of our preferred stock are not issued and outstanding as of the date of this prospectus. However, certain shares have been designated for possible issuance as Series D as explained below (see "Series D Participating Preferred Stock").

            Under Delaware law, we may issue the undesignated shares of preferred stock from time to time in up to eight series without stockholder approval. Subject to limitations prescribed by Delaware law and our charter and by-laws, our board of directors can determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions as may be desired concerning voting, redemption, dividends, dissolution, or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board. Delaware law provides that any determination that would have the effect of altering or changing the powers, preferences or special rights of holders of shares of Series C Preferred Stock may be adopted only with the approval of holders of a majority of the outstanding Series C shares. The preferred stock that may be offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

            If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement or term sheet for that offering and will file a copy of the document establishing the terms of the preferred stock with the SEC. The description will include:

  •
  the title, series designation and stated value;

  •
  the number of shares offered, the liquidation preference per share and the purchase price;

  •
  the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for dividends;

  •
  whether dividends will be cumulative, partially cumulative or non-cumulative and, if cumulative or partially cumulative, the date from which the dividends will accumulate;

  •
  the procedures for any auction or remarketing, if any;

  •
  the provisions for a sinking fund, if any;

  •
  the provisions for redemption, if applicable;

  •
  any listing of the preferred stock on any securities exchange or market;

  •
  whether the preferred stock will be convertible into any series of our common stock, and, if applicable, the conversion price (or how it will be calculated);

  •
  voting rights, if any, of the preferred stock;

  •
  whether interests in the preferred stock will be represented by depositary shares;

  •
  a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

  •
  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

  •
  any limitations on issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

  •
  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock; and

  •
  any transfer agent for the preferred stock.

            Unless we specify otherwise in the applicable prospectus supplement or term sheet, any future issuance of preferred stock, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, will rank as follows:

  •
  senior to all classes or series of our common stock, and to all equity securities issued by us the terms of which specifically provide that they rank junior to the preferred stock with respect to those rights; and

  •
  on a parity with all equity securities we issue that do not rank senior or junior to the preferred stock with respect to those rights.

            As used for these purposes, the term "equity securities" does not include convertible debt securities.

Global Securities

            If we decide to issue preferred stock in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the global preferred stock. The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for preferred stock of a series that is issued in global form. The company, the trustee, any payment agent and the security registrar will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global preferred stock or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Series C Preferred Stock

            Dividends on the outstanding Series C Preferred Stock are payable quarterly before any dividends can be paid on common stock. Each share is entitled to 16 votes and is voted along with the common shares, with the right to cumulate votes at any election of directors (see "Description of Common Stock" below). At our option, these shares may be wholly or partly redeemed at a redemption price of $26.75 per share together with accrued dividends. Upon any voluntary dissolution or liquidation of the company, holders of these shares will be entitled to receive a liquidation amount of $26.75 per share together with accrued dividends. Upon any involuntary dissolution or liquidation of the company the holders of the Series C Preferred Stock will be entitled to receive $25.00 per share together with accrued dividends. After these payments to the holders of Series C Preferred Stock and after any payments to holders of any other series of preferred stock which we may issue in the future, we will distribute our remaining net assets to holders of the common shares. The number of shares of the Series C Preferred Stock may be increased or decreased by the board.

Series D Participating Preferred Stock

            In January 1998, the company's board adopted a resolution designating 221,000 shares of preferred stock as Series D Participating Preferred Stock. The number of shares may be increased or decreased by the board prior to the issuance of any shares of this series.

            No Series D shares have been issued. These shares are related to a Stockholder Rights Plan and would be issued if the rights were triggered. If triggered, each right would be converted into the right to purchase one one-hundredth of a share of the Series D Preferred Stock. Until the rights are triggered each common share outstanding on and after January 28, 1998 includes one right, which is evidenced solely by the common stock certificate. For a description of the rights and the rights agreement, see "Rights Agreement" below.

            Subject to the rights and the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Series D Preferred Stock with respect to dividends, the holders of shares of Series D Preferred Stock, in preference to the holders of common stock and of any other junior stock, will be entitled to receive, as and when declared by the board, dividends payable in cash on the same date as dividends on the company's Series C Preferred Stock. Each share of Series D Preferred Stock will receive dividends (subject to certain adjustments) equal to 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in the company's common stock, declared on the common stock. We will be required to pay any of these dividends that are accrued and unpaid, without interest, before we may pay any dividends on common shares.

            If we declare or pay any dividend on common stock payable in common stock, or split, combine or consolidate outstanding common stock (by means other than by payment of a dividend in common stock) into a greater or lesser number of shares, then the amount to which Series D Preferred stockholders were entitled immediately prior to that event will be adjusted. The adjustment would be determined by multiplying that amount by a fraction, of which the numerator is the number of common shares outstanding after the event and the denominator is the number of common shares outstanding prior to the event.

            We will then declare a dividend or distribution on the Series D Preferred Stock immediately after we declare the dividend or distribution on the common stock (other than a dividend payable in common stock). A similar adjustment in the voting power of each share of Series D Preferred Stock will be made, which normally carry 100 votes per share on all matters submitted to a vote of stockholders, voting along with the common stock unless otherwise provided in our charter or by law.

            If the company is liquidated, dissolved or wound up, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock until the holders of shares of Series D Preferred Stock have received a minimum of $100.00 per share, plus all accrued and unpaid dividends and distributions on the Series D Preferred Stock. In any event, the holders of Series D Preferred Stock will be entitled to receive an amount per share (subject to adjustment as discussed below) equal to 100 times the amount to be distributed per share to holders of common stock. Distributions to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock will be made on a pro rata basis with the Series D Preferred Stock.

            If we declare or pay any dividend on the common stock payable in common stock, subdivide, combine or consolidate common stock (by reclassification or otherwise than by payment of a dividend in common stock) into a greater or lesser number of shares, then the aggregate amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to any of those events upon liquidation, dissolution or winding up will be adjusted so that the ratio of liquidation preference due per share of Series D Preferred Stock will be the same both before and after the event and that these payments will be made prior to any payments to securities which rank junior to the Series D Preferred Stock.

            If we enter into any consolidation, merger, combination or other transaction in which our common stock is exchanged for or changed into other stock or securities, cash and/or any other property, each share of Series D Preferred Stock will have a right to receive 100 times the aggregate consideration to which each common share is entitled.

            Adjustments will be made to the consideration which the Series D Preferred Stock is entitled to receive in the event we declare or pay any dividend on the common stock payable in our common stock, or subdivide, combine or consolidate our common stock (by reclassification or otherwise than by payment of a dividend in our common stock into a greater or lesser number) so as to prevent dilution.

            Some or all of the Series D Preferred Stock may be redeemed at our option on any dividend payment date at a redemption price per share equal to 100 times the fair market value of a common share on that date, together with all accrued and unpaid dividends on the Series D Preferred Stock.

            The Series D Preferred Stock ranks on a parity with the Series C Preferred Stock with respect to dividends, and junior to all other series of preferred stock with respect to the distribution of assets.

            Our certificate of incorporation may not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting together as a single class, in addition to any other vote of stockholders required by law.

DESCRIPTION OF COMMON STOCK

            Our certificate of incorporation authorizes the issuance of up to 25,000,000 common shares, par value $0.01 per share. There were 16,935,796 shares of the company's common stock issued and outstanding as of May 30, 2004. As of May 30, 2004, our officers held options covering 145,500 common shares which they had not yet exercised. The approximate number of stockholders of record of our common stock as of May 30, 2004 was 4,500. The company's common stock is listed on the New York Stock Exchange under the symbol "CWT." We will apply to the Exchange to list any common stock issued under this prospectus and any supplement or term sheet.

            Holders of our common stock are entitled to vote at all elections of directors and to vote or consent on all questions at the rate of one vote for each share. The holders of the Series C Preferred Stock vote along with holders of the common stock. Shareholders may vote cumulatively in the election of directors. Under cumulative voting, every stockholder entitled to vote may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held. Or, the stockholder may distribute these votes on the same principle among as many candidates as the stockholder desires. Because each share of Series C Preferred Stock is entitled to 16 votes, preferred stockholders may cumulate 16 votes for each share owned times the number of directors to be elected.

            Subject to the rights, privileges, preferences, restrictions and conditions attaching to any other class or series of shares of the company, holders of common stock have the right to receive any dividends we declare and pay on our common stock. They also have the right to receive our remaining assets and funds upon liquidation, dissolution or winding-up, if any, after we pay to the holders of the Series C Preferred Stock and the holders of any other series of preferred stock the amounts they are entitled to, and after we pay all our debts and liabilities.

            Our common stock is subject and subordinate to any rights and preferences granted under our Certificate of Incorporation and any rights and preferences which may be granted to any series of preferred stock by our board pursuant to the authority conferred upon our board under the Certificate of Incorporation.

            After all cumulative dividends are declared and paid or set apart on the Series C Preferred Stock and on any other series of preferred stock which may be outstanding, the board may declare any additional dividends on our common stock out of the surplus or net profits as in their discretion may seem proper. During 2003, we paid dividends on the Series C Preferred Stock totaling $153,000.

            The common stock issued by this prospectus and any related prospectus supplement or term sheet will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

            EquiServe, L.P. is the transfer agent, registrar and dividend paying agent for our common stock. Its phone number is (800) 736-3001.

RIGHTS AGREEMENT

            Simultaneously with the resolution approving the Series D Preferred Stock, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of our common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of the Series D Preferred Stock at a price of $120.00 per one one-hundredth of a preferred share, subject to certain adjustments. The description and terms of the rights are set forth in a Rights Agreement between us and Bank Boston, N.A., as rights agent, dated as of February 12, 1998 which is on file with the SEC. You should carefully read the Rights Agreement to understand its terms and conditions.

            Initially, the rights will be attached to all certificates representing our common stock then outstanding, regardless of whether any of these certificates has a copy of a Summary of Rights attached thereto, and no separate right certificates will be distributed. The rights will separate from the common stock and a "Distribution Date" will occur upon the acquisition of 15% or more of our common stock by a third party or a third party's announcement of a tender or exchange offer for 15% or more of our common stock. At present we have no 15% holders of our common stock to our knowledge.

            The Rights Agreement provides that, until the Distribution Date, the rights will be transferred with and only with the company's common stock. Until the Distribution Date (or earlier redemption or expiration of the rights), new common share certificates issued after the Record Date upon transfer or new issuance of common stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for common stock outstanding as of the Record Date will also constitute the transfer of the rights associated with the common stock represented by that certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and these separate rights certificates alone will evidence the rights.

            The rights are not exercisable until the Distribution Date. The rights will expire on February 11, 2008, unless earlier redeemed or exchanged by us in each case as described below. Until a right is exercised, the holder will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

            The purchase price payable and the number of Preferred Shares or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution from any of the following events:

  (i)
  a stock dividend on, or a subdivision, combination or reclassification of the Preferred Shares,

  (ii)
  the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for Preferred Shares or convertible securities at less than the current market price of the Preferred Shares, or

  (iii)
  the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

            The number of outstanding rights associated with each share of our common stock is also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or any subdivisions, consolidations or combinations of the common stock if any of these events occur prior to the Distribution Date.

            With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional preferred or common stock will be issued (other than fractions of Preferred Shares which are integral multiples of one one-hundredth of a Preferred Share, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, a payment in cash will be made based on the market price of the Preferred or common stock on the last trading date prior to the date of exercise.

            In the event that any person or group becomes an Acquiring Person (a "Trigger Event"), each holder of a right, other than the Acquiring Person (whose rights will thereafter be void), will thereafter have the right to receive upon exercise at its then current exercise price that number of shares of common stock (or, in the event there are insufficient shares authorized, substitute consideration such as cash, property or other securities of the company, such as Preferred Shares) having a market value of two times the purchase price of the right.

            In the event that, after a person or group has become an Acquiring Person, the company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a right (other than an Acquiring Person, whose rights will become void) will thereafter have the right to receive, upon the exercise of the right at its then current exercise price, that number of shares of common stock of the acquiring person having a market value of two times the exercise price of the right.

            At any time until ten days following a Trigger Event, we may redeem the rights in whole, but not in part, at a price of $.001 per right. Immediately upon the action of the board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

            After the rights are triggered, our board may exchange some or all of the rights for common or preferred stock at a one-for-one exchange ratio. The board will not exchange the rights after any Acquiring Person becomes the Beneficial Owner of 50% or more of our outstanding common stock.

            As long as the rights are redeemable, we may amend the rights in any manner. After the rights are no longer redeemable, we may amend the rights in any manner that does not adversely affect the interests of holders of the rights.

            Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth of a Preferred Share purchasable upon exercise of each right should approximate the value of one share of our common stock.

            The Rights Agreement between the company and the rights agent specifying the terms of the rights and includes as Exhibit B the form of rights certificate is incorporated into the registration statement of which this prospectus is a part. The foregoing description of the rights and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION
AND BYLAWS AND DELAWARE LAW

            Our bylaws contain provisions requiring advance written notice of director nominations or other proposals by stockholders and requiring directors to be free of certain affiliations with certain of our competitors. Also, we have adopted severance arrangements with executive officers as part of their compensation packages. We believe that severance arrangements do not discourage a takeover attempt, since they merely provide benefits to executives as a result of a change in control. Also, under our certificate of incorporation, stockholders may not act by written consent, and all stockholder action must be taken at a properly called and noticed meeting of stockholders.

            The company is subject to Section 203 of the Delaware General Corporation Law, which provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder unless:

  •
  the transaction resulting in the acquiring person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those share owned

  •
  by persons who are directors and also officers, and

  •
  employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

An "interested stockholder" is defined as any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three year period immediately prior to the date on which it sought to be determined whether such person is an interested stockholder.

PLAN OF DISTRIBUTION

            We may sell the securities through one or more of the following ways:

  •
  directly to purchasers;

  •
  to or through one or more underwriters or dealers; or

  •
  through agents.

            A prospectus supplement or term sheet with respect to a particular issuance of securities will set forth the terms of the offering of those securities, including the following:

  •
  name or names of any underwriters, dealers or agents;

  •
  the purchase price of the securities and the estimate amount we will receive;

  •
  underwriting discounts and commissions; and

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

            If we use underwriters in the sale, the underwriters will acquire the securities for their own account and they may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriting syndicates represented by one or more managing underwriters or one or more independent firms acting as underwriters may offer the securities to the public. In connection with the sale of securities, we may compensate the underwriters in the form of underwriting discounts or commissions. The purchasers of the securities for whom the underwriters may act as agent may also pay them commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Unless otherwise set forth in the applicable prospectus supplement or term sheet, the obligations of any underwriters to purchase the securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are purchased.

            If we use dealers in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement or term sheet will name any dealer, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of securities, and set forth any commissions or discounts we grant to the dealer.

            If we use agents in the sales of the securities, the agents may solicit offers to purchase the securities from time to time. Any of these agents, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent set forth, in the applicable prospectus supplement or term sheet. Any agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement or term sheet, on a firm commitment basis.

            We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales. The terms of those sales would be described in the prospectus supplement or term sheet.

            If the prospectus supplement or term sheet so indicates, we will authorize agents, underwriters or dealers to solicit offers to purchase securities from us at the public offering price set forth in the prospectus supplement or term sheet pursuant to stock purchase or delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of the contracts.

            We may engage in at-the-market offerings of our common stock. An "at the market" offering is an offering of our common stock at other than a fixed price on or through the facilities of the New York Stock Exchange. Under Rule 415(a)(4) under the Securities Act, the total value of at the market offerings made under this prospectus may not exceed 10% of the aggregate market value of our common stock held by persons who are not our affiliates on a date within 60 days prior to filing the registration statement containing this prospectus. Accordingly, we may not sell under this prospectus more than approximately $36,000,000 of our common stock in at-the-market offerings. Any underwriter that we engage for an at-the-market offering will be named in the prospectus supplement. Additional details of our arrangement with the underwriter, including commissions or fees paid by us and whether the underwriter is acting as principal or agent, will be described in the related prospectus supplement or term sheet.

            Agents, dealers and underwriters may be entitled under agreements with us to indemnification against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters or their affiliates may engage in transactions with, or perform services for, us or our subsidiaries for customary compensation.

            If indicated in the applicable prospectus supplement or term sheet, one or more firms may offer and sell securities in connection with a remarketing upon their purchase, in accordance with their terms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us will be described in the applicable prospectus supplement or term sheet. We may be obligated to indemnify the remarketing firm against some liabilities, including liabilities under the Securities Act, and the remarketing firm may engage in transactions with or perform services for us or our subsidiaries for customary compensation.

            Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

            Any securities, other than our common stock, will be a new issue of securities with no established trading market. We cannot assure you that there will be a market for the securities of any particular security, or that if a market does develop, that it will continue to provide holders of those securities with liquidity for their investment or will continue for the duration the securities are outstanding.

            The prospectus supplement or term sheet relating to each offering will set forth the anticipated date of delivery of the securities.

LEGAL MATTERS

            Bingham McCutchen LLP, San Francisco, California will issue a legal opinion for us with respect to the validity of the securities. Certain legal matters will be passed upon for the underwriters by Chapman and Cutler LLP, Chicago, Illinois.

EXPERTS

            The consolidated financial statements and schedule of California Water Service Group as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

            The company has filed with the SEC a registration statement on Form S-3 with respect to the securities to be offered by this prospectus and any prospectus supplement or term sheet. This prospectus omits certain of the information contained in the registration statement and its exhibits. This prospectus discusses material provisions of the form of indenture we propose to enter into with U.S. Bank National Association as trustee for debt securities to be sold under this prospectus and any prospectus supplement or term sheet. Because the prospectus may not contain all the information that you may find important, you should review the full text of the indenture and other documents we have incorporated by reference into the registration statement.

            The registration statement, including exhibits thereto, may be inspected at the Public Reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement and other information filed with the Commission are available at the web site maintained by the Commission on the world wide web at http://www.sec.gov. Investors may access our SEC filings through the company's website at http://www.calwater.com.

            The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

  1)
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  2)
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

  3)
  The description of our common stock set forth in the registration statement on Form 8-A under Section 12(b) of the Exchange Act filed March 18, 1994 and any future amendment or report filed for the purpose of updating that description; and

  4)
  The description of our Preferred Stock Purchase Rights in the registration statement on Form 8-A under Section 12(b) of the Exchange Act filed February 13, 1998 and any future amendment or report filed for the purpose of updating that description.

            All documents we file with the Commission after the date of this prospectus under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and before we file a post-effective amendment which reports that all securities offered in this prospectus have been sold, or to deregister all unsold securities, are also incorporated by reference and will be part of this prospectus from the dates we file each of those documents.

            You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  California Water Service Group
  1720 North First Street
  San Jose, CA 95112-4598
  Attn: Investor Relations
  Phone: (408) 367-8200

            You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of these documents.

            We maintain a website on the World Wide Web at http://www.calwater.com where certain additional information about us may be found. We undertake no obligation to update the information found on our website. The information on the website is not a part of this prospectus of any prospectus supplement or term sheet, or of the registration statement, but is referenced and maintained as a convenience to investors.

1,250,000 Shares

California Water Service Group

Common Stock

A.G. EDWARDS

                  JANNEY MONTGOMERY SCOTT LLC

                                    STIFEL, NICOLAUS & COMPANY
                                                          INCORPORATED

J.J.B. HILLIARD, W.L. LYONS, INC.

The date of this prospectus supplement is June     , 2004.

QuickLinks

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
TABLE OF CONTENTS Prospectus Supplement
FORWARD-LOOKING STATEMENTS
SUMMARY INFORMATION
CALIFORNIA WATER SERVICE GROUP
THE OFFERING
SELECTED HISTORICAL FINANCIAL INFORMATION
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
UNDERWRITING
LEGAL MATTERS
EXPERTS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
CALIFORNIA WATER SERVICE GROUP
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
RIGHTS AGREEMENT
ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION